UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

BION ENVIRONMENTAL TECHNOLOGIES, INC.

Exact name of Registrant as Specified in its Charter

Colorado	000-19333	84-1176672
State or Other Jurisdiction of Incorporation	Commission File Number	IRS Employer Identification Number

9 East Park Court

Old Bethpage, New York 11804

Address of Principal Executive Offices, Including Zip Code

516-586-5643

Registrant's Telephone Number, Including Area Code

Not applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 28, 2022 Bion Environmental Technologies, Inc. (‘Bion’), on behalf of Bion 3G1 LLC (‘3G1’), a wholly-owned subsidiary, entered into a Purchase Order Agreement with Buflovak and Hebeler Process Solutions (collectively ‘Buflovak’) in the amount of $2,665,500 (and made the initial 25% payment ($665,375)) for the core of the ‘Bion System’ portion (without the crystallization module which will be ordered and fabricated pursuant to subsequent agreements) of the previously announced 3G Tech facility being developed in Indiana (‘Project’). This order encompasses the core of Bion’s 3G Technology.

Buflovak has worked with the Company on design and testing of its 3G Tech over several years. The basic design is complete and procurement/fabrication has now been initiated. 3G1 is working in concert with its primary site engineering firm for the facility, Integrated Engineering Services, on the integration of all project components at the Project site. Additional agreements with various professional services providers (engineers, surveyors, etc.) have been entered into for work related to the Project.

Bion entered into a lease for the development site of its initial commercial scale 3G Tech project in September 2021, which is located on approximately four acres of leased land, near Fair Oaks Farms in Fair Oaks, Indiana. Design and pre-development work commenced in mid-2021 and much of the necessary preliminary site work is either underway or completed.

The Project is designed to be installed in two targeted primary phases which approach will enable more rapid deployment of our 3G technology, given pandemic-induced supply chain constraints. The first phase includes procurement and deployment of Bion’s core 3G technology (including evaporation, distillation, and absorption, modules, along with supporting mechanical/electrical equipment, controls, instrumentation, and facilities (many of which include ‘long lead time’ items, which will now be ordered/ procured/manufactured, as applicable).  This phase also includes installing a process building to house the system, full utility installation (electrical, water, internet, natural gas, etc.), tankage to hold process and waste product liquids, and facility access.

The second phase, which will require additional permitting, planning and logistics, will consist primarily of construction of a 300 head beef cattle feed barn and an anaerobic digester, which items have shorter construction and fabrication/installation times than many of the components of the first phase.  The barn will include an innovative slatted floor design and an automated manure collection system.  Support structures will include manure collection basins, pumping stations, and automated controls integrated with the 3G system control system.

The design and installation for both phases will include adaptive spaces that allow the integration of Project expansions and the refinement of equipment operations that enhance system productivity and reduce energy demand.

When completed, our Project will be an environmentally sustainable beef cattle feeding facility, equipped with state-of-the-art housing and Bion’s 3G-Tech platform to provide waste treatment and resource recovery.

See our most recent Form 10-K (for the year ended June 30, 2021) for more details regarding this Project.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Buflovak/Hebeler Purchase Order (January 28, 2022)(without Technical Details and Standard Terms and Conditions)
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BION ENVIRONMENTAL TECHNOLOGIES, INC.

	By:	/s/ Mark A. Smith
Date: February 1, 2022		Mark A. Smith, President